Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT made effective the 10th day of November, 2004 to the Employment Agreement dated May 26,1998, between Answerthink, Inc. (formerly known as AnswerThink Consulting Group, Inc.) (the “Company”) and Allan R. Frank (the “Executive”).

1. Section 5(a) shall be amended and restated in its entirety to read and provide as follows:

(a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary (the “Base Salary”) which shall be at the rate of $495,192. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Period. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll practice.

2. Section 9(a) shall be amended and restated in its entirety to read and provide as follows:

(a) Death. If the Executive’s employment is terminated during the Employment Term as a result of the Executive’s death, (i) the Company shall pay the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5(b) and (c) hereof, at the time such payments are due; (ii) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units) as of the Date of Termination; and (iii) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable upon the Date of Termination. The Company shall have no further obligations to the Executive under this Agreement.

3. Section 9(b) shall be amended and restated in its entirety to read and provide as follows:

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, (i) the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; provided, that payments so made to the Executive during any period that the Executive is unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability plans of the Company and which amounts were not previously applied to reduce such payment; (ii) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units) as of the Date of Termination; (iii) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable upon the Date of Termination; and (iv) the Company shall pay the Executive an aggregate amount equal to the sum of (A) Executive’s Base Salary and (B) Executive’s Bonus for the twelve month period immediately preceding the Date of Termination, payable in equal installments on the Company’s regular salary payment dates (the “Severance Payments”) during the one-year period commencing on the Date of Termination (the “Initial Period”). In addition, the Company shall have the option, by delivering written notice to the Executive in accordance with Section 11 hereof within 90 days after the Date of Termination, to extend the severance period to the second anniversary of the Date of Termination (the “Extended Period”). During the Extended Period, the Company will continue to make Severance Payments at the same annual rate to the Executive.

4. Section 9(d) shall be amended and restated in its entirety to read and provide as follows:

(d) By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof, or the Executive terminates his employment during the Employment Period for Good Reason pursuant to Section 8(a)(iii) hereof, (i) the Company shall pay the Executive his full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, and (ii) subject to Section 9(e) hereof, during the Initial Period, the Company shall pay the Executive an amount equal to the Severance Payments. In addition, the Company shall have the option, by delivering written notice to the Executive in accordance with Section 11 hereof within 90 days after the Date of Termination, to make additional Severance payments through the end of the Extended Period. During the Extended Period, the Company will continue to make Severance Payments at the same annual rate to the Executive.

5. Section 9(f) shall be deleted in its entirety.

6. The definition of “Good Reason” in Section 21 shall be amended in its entirety to read and provide as follows:

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material provisions; or (ii) the assignment to the Executive of any duties inconsistent with the Executive’s status as President of the Company or any substantial adverse alteration in the nature or status of the Executive’s responsibilities. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

7. The definition of “Severance Payments” in Section 21 shall be amended and restated in its entirety to read and provide as follows:

“Severance Payments” is defined in Section 9(b) above.

8. A new Section 22 shall be added to read and provide as follows:

22. Vesting and Transaction Bonus Upon a Change of Control. In the event of a Change of Control during the Employment Period, and regardless of whether or not the Executive’s employment is terminated in connection with such Change of Control, (i) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units); (ii) all deferred and incentive compensation or bonus amount awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable; and (iii) the Company shall pay the Executive an aggregate amount equal to two hundred percent (200%) of the sum of (A) Executive’s Base Salary and (B) Executive’s Bonus for the twelve month period immediately preceding the Change of Control (the “Transaction Bonus”), payable in equal installments on the Company’s regular salary payment dates over a twenty-four month period, with such payments commencing with the Company’s first regular salary payment date after the Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Executive receives the Transaction Bonus in accordance with this Section 22, the Executive shall not be entitled to the Severance Payments that are described in Sections 9(b)(iv) and 9(d)(ii) upon the Executive’s termination of employment by reason of disability, the Company’s termination of the Executive without Cause or the Executive’s termination of employment with Good Reason, respectively.

9. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on November 10, 2004.

Answerthink, Inc.
Attest:

By:	/s/ Frank A. Zomerfeld	By:	/s/ Ted A. Fernandez
		Name:	Ted A. Fernandez
		Title:	Chairman of the Board and Chief Executive Officer

Allan R. Frank
Attest:

By:	/s/ Frank A. Zomerfeld	/s/ Allan R. Frank